Exhibit 99.1
CVR Energy Announces Resumption of UAN Production
SUGAR LAND, Texas (Nov. 16, 2010) — CVR Energy, Inc. (NYSE: CVI) announced today that its subsidiary, Coffeyville Resources Nitrogen Fertilizers, LLC, has restarted its urea ammonium nitrate (UAN) plant taken out of service Sept. 30 after a rupture in a high pressure vessel.
Because of the rupture affecting the UAN vessel, the company moved up a planned biannual turnaround for the entire plant by a few days. With the turnaround completed on Oct. 29, the company subsequently has been producing and selling only anhydrous ammonia fertilizer pending resumption of UAN production.
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About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving Kansas, northern Oklahoma, western Missouri and southwestern Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.
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Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3464	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com